Prospectus Supplement dated February 25, 2003 to Prospectus Supplement dated November 11, 2002 (To Prospectus dated November 11, 2002)

ASSET-BACKED PASS-THROUGH CERTIFICATES,
SERIES 2002-4

AMERIQUEST MORTGAGE SECURITIES INC.
DEPOSITOR

AMERIQUEST MORTGAGE COMPANY
ORIGINATOR AND MASTER SERVICER

         Subject to the terms and conditions set forth in the Underwriting Agreement, dated February 25, 2003 (the "Underwriting Agreement"), the Depositor has agreed to sell, and Morgan Stanley & Co. Incorporated (the"Underwriter") has agreed to purchase $14,950,000 principal amount of the Class M-4 Certificates.

         Distribution of the Class M-4 Certificates will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Class M-4 Certificates, before deducting expenses payable by the Depositor, will be 85.0000% of the aggregate initial Certificate Principal Balance of the Class M-4 Certificates. In connection with the purchase and sale of the Class M-4 Certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

         The Class M-4 Certificates are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Class M-4 Certificates will be made through the facilities of DTC, Clearstream and the Euroclear System on or about February 26, 2003. The Class M-4 Certificates will be offered in Europe and the United States of America.

         The Underwriting Agreement provides that the Depositor and the Originator will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 MORGAN STANLEY